CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements and Experts” in the Prospectus/Proxy Statement and to the use of our reports dated October 22, 2008 with respect to Dreyfus AMT-Free Municipal Bond Fund (one of the series comprising Dreyfus Municipal Funds, Inc.) and June 23, 2009 with respect to Dreyfus Michigan Fund, Dreyfus North Carolina Fund and Dreyfus Virginia Fund (three of the series comprising Dreyfus State Municipal Bond Funds) which are included or incorporated by reference in this Registration Statement on Form N-14 of Dreyfus Municipal Funds, Inc.

/S/ ERNST & YOUNG LLP

New York, New York

July 28, 2009